EXHIBIT 99.3

Report of Independent Accountants

To: Education Funding Capital Trust-III,

The Bank of New York Trust Company, N.A.,

as Co-Owner Trustee, and

Education Lending Services, Inc.

The following assertions relate to Education Lending Services, Inc.’s (the “Company”) compliance with Sections 3, 4, 5, 6 and 7 of the Administration Agreement, dated as of October 1, 2003, between Education Funding Capital Trust-III, as Issuer, and Education Lending Services, Inc., as Administrator (the “Administration Agreement”), and with Sections 2, 4, 5 and 7 of the Master Servicing Agreement, dated as of October 1, 2003 among Education Lending Services, Inc., as Master Servicer, Education Funding Capital Trust-III, as Issuer, and Fifth Third Bank, as Eligible Lender Trustee for the Issuer and as Indenture Trustee (the “Servicing Agreement”), for the year ended December 31, 2003 included in the accompanying management assertion (see Exhibit I). Management is responsible for the Company’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with specified requirements.

In our opinion, management’s assertion that the Company complied with the aforementioned requirements as of and for the year ended December 31, 2003 is fairly stated, in all material respects.

/s/    PricewaterhouseCoopers LLP

March 26, 2004

Exhibit 1

[Client Letterhead]

Management’s Assertion on Compliance with the Requirements

of the Administration Agreement and the Servicing Agreement

March 30, 2004

As of and for the year ended December 31, 2003, Education Lending Services, Inc. (the “Company”) has complied in all material respects with the requirements set forth in Sections 3, 4, 5, 6 and 7 of the Administration Agreement, dated as of October 1, 2003, between Education Funding Capital Trust-III, as Issuer, and Education Lending Services, Inc., as Administrator (the “Administration Agreement”), and with Sections 2, 4, 5 and 7 of the Master Servicing Agreement, dated as of October 1, 2003 among Education Lending Services, Inc., as Master Servicer, Education Funding Capital Trust-III, as Issuer, and Fifth Third Bank, as Eligible Lender Trustee on behalf of the Issuer and as Indenture Trustee (the “Servicing Agreement”).

Management of the Company, as Administrator, is responsible for compliance with Sections 3, 4, 5, 6 and 7 of the Administration Agreement, and management of the Company, as the Master Servicer, is responsible for compliance with Sections 2, 4, 5 and 7 of the Servicing Agreement.

Management has performed an evaluation of the Company’s compliance with Sections 3, 4, 5, 6 and 7 of the Administration Agreement and with Sections 2, 4, 5 and 7 of the Servicing Agreement, for the year ended December 31, 2003. Based upon this evaluation, management believes that, for the period ended December 31, 2003, the Company, as Administrator, was materially in compliance with Sections 3, 4, 5, 6 and 7 of the Administration Agreement and the Company, as Master Servicer, was materially in compliance with Sections 2, 4, 5 and 7 of the Servicing Agreement.

/s/ Michael H. Shaut

MICHAEL H. SHAUT, President

/s/ James G. Clark

JAMES G. CLARK, EVP and CFO

/s/ Douglas L. Feist

DOUGLAS L. FEIST, EVP and Secretary

/s/ Perry D. Moore

PERRY D. MOORE – EVP-Finance